Exhibit 3.1

150103

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
Barbara K. Cegavske (signature)	20190133083-10
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time 03/27/2019 1:22 PM
	Entity Number E0345742015-5

Certificate of Designation

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT **ABOVE SPACE IS FOR OFFICE USE ONLY**

Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955)

1. Name of corporation:

Ozop Surgical Corp

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

Please see attached

3. Effective date of filing: (optional) 03/27/2019

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X (signature)

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State Stock Designation
Revised: 1-5-15

CERTIFICATE OF DESIGNATIONS OF PREFERENCES AND RIGHTS OF

SERIES B PREFERRED STOCK

OF

Ozop Surgical Corp.

a Nevada corporation

The undersigned Chief Financial Officer of Ozop Surgical Corp. (the “Corporation”), a corporation organized and existing under the laws of the State of Nevada, DOES HEREBY CERTIFY that pursuant to the authority contained in the Corporation’s Articles of Incorporation, and pursuant to Section 78.1955 of the Nevada Revised Statutes (the “NRS”), and in accordance with the provisions of the resolution creating a series of the class of the Corporation’s authorized Preferred Stock designated as Series B Preferred Stock, as follows:

FIRST: The Articles of Incorporation of the Corporation, as amended, authorize the issuance by the Corporation of 290,000,000 shares of common stock, par value of $0.001 per share (the “Common Stock”) and 10,000,000 shares of preferred stock, par value of $0.001 per share (the “Preferred Stock”), and, further, authorize the Board of Directors of the Corporation, by resolution or resolutions, at any time and from time to time, to divide and establish any or all of the unissued shares of Preferred Stock not then allocated to any series into one or more series and, without limiting the generality of the foregoing, to fix and determine the designation of each such share, the number of shares which shall constitute such series and certain preferences, limitations and relative rights of the shares of each series so established.

SECOND: By unanimous written consent of the Board of Directors of the Corporation dated March 27, 2019 the Board of Directors designated 1,000,000 shares of the Preferred Stock as Series B Preferred Stock, par value $0.001 per share (the “Series B Preferred Stock”), pursuant to a resolution providing that a series of preferred stock of the Corporation be and hereby is created, and that the designation and number of shares thereof and the voting and other powers, preferences and relative, participating, optional or other rights of the shares of such Series B Preferred Stock, and the qualifications, limitations and restrictions thereof, are as follows:

SERIES B PREFERRED STOCK

Section 1. Powers and Rights of Series B Preferred Stock. There is hereby designated a class of Preferred Stock of the Corporation as the Series B Preferred Stock, par value $0.001 per share of the Corporation (the “Series B Preferred Stock”). The number of shares, powers, terms, conditions, designations, preferences and privileges, relative, participating, optional and other special rights, and qualifications, limitations and restrictions, if any, of the Series B Preferred Stock shall be as set forth in this Certificate of Designations of Preferences and Rights of Series B Preferred Stock (this “Certificate of Designations”). For purposes hereon, a holder of shares of Series B Preferred Stock shall be referred to as a “Series B Holder.”

(a) Number and Stated Value. The number of authorized shares of the Series B Preferred Stock is one million (1,000,000) shares.

(b) Vote. Other than as set forth in Section 1(g), subject to adjustment as set forth herein, each share of Series B Preferred Stock shall have 50 votes per share on any matter submitted to the holders of the common stock, par value $0.001 per share, of the Corporation (the “Common Stock”), or any class thereof, for a vote, and shall vote together with the Common Stock, or any class thereof, as applicable, on such matter for as long as the share of Series B Preferred Stock is issued and outstanding, provided, however, that such number of votes shall be equitably adjusted for any forward or reverse splits of the Common Stock following the date hereof. By way of example and not limitation, in the event that, following the date hereof (i) the Corporation undertakes a two for one forward split of the Common Stock such that each share of Common Stock then issued and outstanding is converted into two shares of Common Stock, each share of Series B Preferred Stock shall thereafter have 100 votes per share on any matter submitted to the holders of the Common Stock, or any class thereof, for a vote; or (ii) the Corporation undertakes a five for one reverse split of the Common Stock such that each five shares of Common Stock then issued and outstanding are converted into one share of Common Stock, each share of Series B Preferred Stock shall thereafter have 10 votes per share on any matter submitted to the holders of the Common Stock, or any class thereof, for a vote. Any recalculation of voting rights pursuant to this Section 1(b) shall be rounded to the nearest whole vote.

(c) No Conversion. The Series B Preferred Stock shall not be convertible into any other shares of stock of the Corporation.

(d) Dividends. Series B Holders shall be not be entitled to receive, and the Corporation shall not pay, dividends on shares of Series B Preferred Stock.

(e) No Preferences upon Liquidation. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntarily or involuntarily, a merger or consolidation of the Corporation wherein the Corporation is not the surviving entity, or a sale of all or substantially all of the assets of the Corporation, the Series B Preferred Stock shall not be entitled to receive any distribution of any of the assets or surplus funds of the Corporation.

(f)   Participation. The Series B Preferred Stock shall not participate in any distributions or payments to the holders of the Common Stock or in any distributions to any other classes of Preferred Stock of the Corporation.

(g) Amendment. The Corporation may not, and shall not, amend this Certificate of Designations without the prior written consent of Series B Holders holding a majority of the Series B Preferred Stock then issued and outstanding, in which vote each share of Series B Preferred Stock then issued and outstanding shall have one vote, voting separately as a single class, in person or by proxy, either in writing without a meeting or at an annual or a special meeting of such Series B Holders.

Section 2. Miscellaneous.

(a) Legend. Any certificates representing the Series B Preferred Stock shall bear a restrictive legend in substantially the following form (and a stop transfer order may be placed against transfer of such stock certificates):

THE SECURITIES REPRESENTED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR REGISTERED NOR QUALIFIED UNDER ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED, OR HYPOTHECATED UNLESS QUALIFIED AND REGISTERED UNDER APPLICABLE STATE AND FEDERAL SECURITIES LAWS OR UNLESS, IN THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY, SUCH QUALIFICATION AND REGISTRATION IS NOT REQUIRED. ANY TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFTCATE IS FURTHER SUBJECT TO OTHER RESTRICTIONS, TERMS AND CONDITIONS WHICH ARE SET FORTH HEREIN.

(b) Lost or Mutilated Series B Preferred Stock Certificate. If the certificate for the Series B Preferred Stock held by the holder thereof (each, a “Series B Holder”) shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the share of Series B Preferred Stock so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof, and indemnity, if requested, all reasonably satisfactory to the Corporation.

(c) Interpretation. If the Series B Holder shall commence an action or proceeding to enforce any provisions of this Certificate of Designations, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorney’s fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

(d) Waiver. Any waiver by the Corporation or the Series B Holder of a breach of any provision of this Certificate of Designations shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designations. The failure of the Corporation or the Series B Holder to insist upon strict adherence to any term of this Certificate of Designations on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designations. Any waiver must be in writing.

(e) Severability. If any provision of this Certificate of Designations is invalid, illegal or unenforceable, the balance of this Certificate of Designations shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates applicable laws governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum permitted rate of interest.

IN WITNESS WHEREOF, Ozop Surgical Corp. has caused this Certificate of Designations to be signed by a duly authorized officer on this 27th day of March, 2019.

Ozop Surgical Corp.

By: ________________________

Barry Hollander

Chief Financial Officer